                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                                       OF
                              GCR HOLDINGS LIMITED
                                       AT
                              $27.00 NET PER SHARE
                                       BY
                             EXEL ACQUISITION LTD.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  EXEL LIMITED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 11, 1997, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF GCR HOLDINGS LIMITED (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE AMALGAMATION DESCRIBED HEREIN, HAS DETERMINED THAT EACH OF THE OFFER AND THE AMALGAMATION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT AND APPROVE THE AMALGAMATION.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY EXEL LIMITED AND ITS SUBSIDIARIES, SHALL BE NOT LESS THAN SEVENTY-FIVE PERCENT OF THE SHARES THEN OUTSTANDING CALCULATED ON A FULLY DILUTED BASIS. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Ordinary Shares, par value $.10 per share, of the Company (the "Shares") should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares to the Depositary (as hereinafter defined) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent (as hereinafter defined) or the Dealer Manager (as hereinafter defined) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                               ------------------

May 14, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

INTRODUCTION...............................................................................................          1

 1. Terms of the Offer.....................................................................................          3

 2. Acceptance for Payment and Payment for Shares..........................................................          4

 3. Procedures for Accepting the Offer and Tendering Shares................................................          5

 4. Withdrawal Rights......................................................................................          8

 5. Certain United States Federal Tax Consequences.........................................................          8

 6. Price Range of the Shares; Dividends...................................................................          9

 7. Certain Information Concerning the Company.............................................................         10

 8. Certain Information Concerning the Purchaser and Parent................................................         10

 9. Background of the Offer; Contacts with the Company.....................................................         12

10. Acquisition Agreement; Purpose of the Offer and the Acquisition, Appraisal Rights and Other Matters....         13

11. Source and Amount of Funds.............................................................................         23

12. Possible Effects of the Offer on the Market for the Shares; Nasdaq National Market; Exchange Act
    Registration; Margin Regulations.......................................................................         23

13. Dividends and Distributions............................................................................         24

14. Certain Conditions of the Offer........................................................................         24

15. Certain Legal Matters; Required Regulatory Approvals...................................................         26

16. Certain Fees and Expenses..............................................................................         26

17. Miscellaneous..........................................................................................         27

Schedule I - Directors and Executive Officers of Parent and the Purchaser

Schedule II - Sections 85, 86 and 87 of the Cayman Islands Companies Law (1995 Revision)

To:  All Holders of Ordinary Shares of GCR Holdings Limited:

                                  INTRODUCTION

    EXEL ACQUISITION LTD., a Cayman Islands company (the "Purchaser") and a wholly owned subsidiary of EXEL LIMITED, a Cayman Islands company ("Parent"), hereby offers to purchase all of the outstanding Ordinary Shares, par value $.10 per share (the "Shares"), of GCR HOLDINGS LIMITED, a Cayman Islands company ("GCR" or the "Company"), at a purchase price of $27.00 per Share, net to the seller in cash, without interest thereon (the "Price Per Share"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation, as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16. Shareholders will not possess any appraisal rights with respect to the Offer and the consummation of the Offer will not require their approval. See Section 10.

    THE BOARD OF DIRECTORS OF GCR (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE AMALGAMATION DESCRIBED HEREIN, HAS DETERMINED THAT EACH OF THE OFFER AND THE AMALGAMATION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT AND APPROVE THE AMALGAMATION.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY PARENT AND ITS SUBSIDIARIES, SHALL BE NOT LESS THAN SEVENTY-FIVE PERCENT OF THE SHARES THEN OUTSTANDING CALCULATED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTIONS 1, 14 AND 15.

    On April 25, 1997, the Company declared a quarterly dividend of $0.62 per Share, payable on May 27, 1997, to shareholders of record on May 14, 1997. Tendering Shares pursuant to the Offer will not affect the right of shareholders of record on May 14, 1997, to receive this dividend.

    The Offer is being made pursuant to an Agreement and Plan of Amalgamation, dated as of May 8, 1997 (the "Acquisition Agreement"), among Parent, the Purchaser and the Company. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, the Company. As used herein, the "Acquisition" means the acquisition by the Purchaser of the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Acquisition will be effected. The Purchaser currently does not intend to permit the Company to continue to pay dividends on the Shares until the Acquisition has been consummated, except that the Company may pay the $0.62 per Share dividend declared on April 25, 1997, and payable on May 27, 1997, to holders of record as of May 14, 1997. Upon consummation of the Offer, the Company will become a subsidiary of the Purchaser. See Section 10.

    The Acquisition Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the

Acquisition Agreement and in accordance with the relevant provisions of the Companies Law (1995 Revision) of the Cayman Islands (the "Cayman Law"), it is the intention of the Purchaser to be amalgamated with and into the Company under a scheme of arrangement under the Cayman Law (the "Amalgamation"). Following consummation of the Amalgamation, the Company will continue as the surviving company (the "Surviving Company") and will become a wholly owned subsidiary of Parent. At the effective time of the Amalgamation (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent), will be canceled and entitle the holder to receive the Price Per Share. The Acquisition Agreement is more fully described in Section 10.

    The Acquisition Agreement provides that, after giving effect to the purchase by Parent and/or the Purchaser of such number of Shares that, together with the number of Shares then beneficially owned by Parent and its subsidiaries, represents a majority of the outstanding Shares, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors, on the Board as will give Parent representation on the Board equal to the product of the number of directors on the Board and the percentage that such number of Shares so purchased and the number of Shares owned by the Purchaser and its affiliates prior to the Offer bears to the total number of Shares then outstanding. See Section 10 for a description of the membership of the Board, including Independent Directors (as defined herein). In the Acquisition Agreement, the Company has agreed to take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Acquisition Agreement also provides that, subject to certain conditions, if at any time Parent's designees constitute a majority of the Board, Parent shall be entitled to designate all of the members of the board of directors of each subsidiary of Parent, including Global Capital Reinsurance Limited.

    The consummation of the Amalgamation is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Amalgamation by the requisite vote of the shareholders of the Company. See Section 10. Under the Cayman Law, except as otherwise described below, upon an application to the Cayman Islands Court by the Company or the Purchaser, the Court may order a meeting of the shareholders of the Company to approve and adopt the Amalgamation. At such meeting, the affirmative vote of the holders of seventy-five percent (75%) of each class of the Shares eligible to vote thereon is required to approve and adopt the Amalgamation pursuant to Sections 85 and 86 of the Cayman Law, which are set forth in their entirety in
Schedule II hereto. Upon a subsequent application to the Court, the adopted and approved Amalgamation shall, if sanctioned by the Court, be binding on all shareholders of the Company. The Court may make provisions for such incidental, consequential, and supplemental matters as are necessary to secure that the Amalgamation is fully and effectively carried out. See Section 10.

    If the Purchaser succeeds in acquiring at least ninety percent (90%) of the Shares within four months after commencement of the Offer, then, subject to and in accordance with Cayman Law, the Purchaser currently intends to give notice to all holders of the then outstanding Shares (other than Shares held by the Purchaser) that the Purchaser intends to acquire compulsorily (the "Compulsory Acquisition") such Shares at the Per Share Price, pursuant to Section 87 of the Cayman Law, which is set forth in its entirety in Schedule II hereto. See
Section 10.

    The Company has advised the Purchaser that as of May 8, 1997, 24,766,255 Shares were issued and outstanding and that (i) no Shares were held by the subsidiaries of the Company and (ii) 997,925 Shares were subject to issuance upon the exercise of outstanding options and 26,273 restricted Shares have been granted and are subject to issuance upon satisfaction of vesting requirements. The Company has advised the Purchaser that since May 8, 1997, the date of the Acquisition Agreement, the Company has not issued any Shares or any options to purchase Shares. As of the date hereof, Parent, the Purchaser, and all other subsidiaries of Parent and the Purchaser own 1,226,000 Shares, which constitute 4.9% of the outstanding number of Shares. As a result, as of the date of this Offer to Purchase, the Minimum Condition would be satisfied if the Purchaser acquired pursuant to the Offer 18,116,840 Shares.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 11, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Acquisition Agreement), shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the Offer for any reason, including the occurrence of any of the events specified in Section 14, by giving oral or written notice thereof to the Depositary and by making a public announcement thereof, as described below. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See
Section 4.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) terminate the Offer if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 and (ii) postpone the acceptance for payment of or payment for tendered Shares or waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. See
Section 10 for a full description of the Purchaser's ability to amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights pursuant to Section 14.

    Any such extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and will extend the Offer to the extent required by Rule 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser should increase or decrease the number of Shares being sought or increase or decrease the consideration being offered in the Offer, such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and if, at the time notice of any such increase or decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares (except in respect of an increase in the number of Shares not in excess of 2% of the outstanding Shares), the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day, from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended and amended) the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions to the Offer set forth in
Section 14. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15 in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, The Midwest Securities Trust Company or The Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PRICE PER SHARE BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary, or Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on the Letter of Transmittal must be guaranteed by a firm that is a member in good standing of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder(s), then the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificates, with the signatures guaranteed by an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit the Share Certificates and all other required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the Share Certificates for (or a Book-Entry Confirmation with respect to) all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of the form of Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares and other securities issued or issuable in respect of such Shares on or after May 8, 1997). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and securities) prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given, or written consents executed, by such shareholder (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such Shares and other securities for which such appointment is effective), be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN SHAREHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE PURSUANT TO THE OFFER,

EACH TENDERING SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after July 13, 1997 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the tendering shareholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Amalgamation will be a taxable transaction for United States federal income tax purposes and may also be a taxable sale or exchange under applicable state, local and foreign tax laws. For United States federal income tax purposes, each selling or exchanging shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis for the sold or exchanged Sharess. Subject to the discussion below of the potential application of the "related person insurance income" rules to a sale or exchange of the Shares, such gain or loss will be capital gain or loss (assuming the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

    Special rules applicable to "related person insurance income" ("RPII") provide that if a shareholder who is a U.S. person diposes of shares in a foreign insurance corporation that has RPII and that is 25% or more owned by U.S. persons, directly or by application of attribution rules, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to a sale or exchange of Shares pursuant to the Offer or the Amalgamation because the Company is not itself directly engaged in the insurance business and because proposed U.S. Treasury Regulations should be interpreted as applying only to dispositions of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the proposed regulations in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to the sale or exchange of Shares.

    The foregoing discussion does not address the tax consequences that may be relevant to shareholders with special tax status, including shareholders who own (or who owned at any time during the five-year period ending on the date of sale or exchange) 10% or more of the Shares, directly or by attribution (under section 958 of the Internal Revenue Code), shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, insurance companies, financial institutions, dealers in securities, tax-exempt entities and regulated investment companies.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER AND AMALGAMATION, INCLUDING UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS. The Shares are listed and traded on Nasdaq under the symbol "GCREF." The following table (which has been provided to the Purchaser by the Company) sets forth, for the calendar periods indicated, the high and low Nasdaq sale prices per Share, as reported in published financial sources, plus any cash dividends declared, since public trading commenced on December 19, 1995.

                                                                                                            CASH
                                                                                     HIGH        LOW      DIVIDENDS
                                                                                   ---------  ---------  -----------
Calendar 1995
  Fourth Quarter (commencing December 19, 1995)..................................  $  23.000  $  19.875   $      --
Calendar 1996
  First Quarter..................................................................     25.750     21.500        0.62
  Second Quarter.................................................................     27.125     24.250        0.62
  Third Quarter..................................................................     26.875     21.500        0.62
  Fourth Quarter.................................................................     25.375     21.875        0.62
Calendar 1997
  First Quarter..................................................................     24.625     22.000        0.62
  Second Quarter (through May 13, 1997)..........................................     27.375     20.250        0.62

    On May 7, 1997, the last full day of trading prior to the announcement of the Offer, the reported Nasdaq closing sales price of the Shares was $22.375 per share. On May 13, 1997, the last full trading day prior to the date of this Offer to Purchase, the reported Nasdaq closing sales price of the Shares was $26.625 per share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    On April 25, 1997, the Company declared a quarterly dividend of $0.62 per Share, payable on May 27, 1997, to shareholders of record on May 14, 1997. Tendering Shares pursuant to the Offer will not affect the right of shareholders of record on May 14, 1997, to receive this dividend. The Company has agreed in the Acquisition Agreement that prior to the Amalgamation it will not declare, set aside for payment or pay any other dividends, except that the Company may pay the $0.62 per Share dividend declared on April 25, 1997 and payable on May 27, 1997, to holders of record as of May 14, 1997.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Cayman Islands company with its principal executive offices located at Sofia House, 48 Church Street, Hamilton HM 12, Bermuda. The Company was established in 1993 and provides property catastrophe, property risk excess-of-loss, property pro rata, marine, energy, satellite and financial products reinsurance to insurers on a worldwide basis through its principal wholly owned subsidiary, Global Capital Reinsurance Limited ("Global").

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661-2511; and copies may be obtained by mail at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information.

    All information contained in this Offer to Purchase or incorporated herein by reference concerning the Company or its subsidiaries and affiliates, or actions or events with respect to any of them, was provided by the Company, and the Purchaser and Parent take no responsibility for the accuracy or completeness of such information or for any failure by such entities to disclose events or circumstances that may have occurred and may affect the significance, completeness or accuracy of any such information.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. The Purchaser is a newly incorporated Cayman Islands company organized in connection with the Offer and the Amalgamation and has not carried on any activities other than in connection with the Offer and the Amalgamation. The principal offices of the Purchaser are located at c/o EXEL Limited, Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda. The Purchaser is a wholly owned subsidiary of Parent.

    Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Acquisition Agreement. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Parent is a Cayman Islands company with its principal executive offices located at Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda.

    Parent and its wholly owned subsidiary X.L. Insurance Company, Ltd., a Bermuda company ("X.L."), were incorporated in 1986. These entities were formed in response to a shortage of high excess liability underwriting capacity in the insurance industry. In 1990, X.L. Europe Insurance, a subsidiary of X.L., was organized in the Republic of Ireland to serve the European Community. On November 1, 1995, X.L. Reinsurance Company, Ltd. was incorporated under the laws of Bermuda as a wholly owned subsidiary of X.L. and commenced operations effective December 1, 1995.

    Parent, through its subsidiaries, provides excess liability insurance coverage to industrial, commercial and other enterprises, directors and officers of such enterprises, professional firms, high excess property coverage, and the assumption of tailored reinsurance contracts on a worldwide basis.

    Except as described in this Offer, including Schedule I hereto, (i) to the knowledge of the Purchaser and Parent, none of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) neither the Purchaser nor Parent nor, to the knowledge of the Purchaser and Parent, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Acquisition Agreement and as otherwise described in this Offer (including Schedule I hereto), none of the Purchaser, Parent nor, to the knowledge of the Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties or loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent nor, to the knowledge of the Purchaser and Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Purchaser, Parent or any of their respective subsidiaries or, to the knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, and election of directors or a sale or other transfer of a material amount of assets. See Section 9.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I of this Offer to Purchase.

    The insurance subsidiaries of the Company and Parent, in the ordinary course of their respective insurance businesses, have entered into insurance and insurance-related transactions with one another.

    Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Company in Section 8.

    9. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Parent periodically explores potential acquisition and investment opportunities and, in that regard, Parent has, from time to time, considered the acquisition of a Bermuda-based property catastrophe reinsurance company.

    In April 1997, Parent engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisor in connection with a potential acquisition of the Company.

    On April 22, 1997, DLJ presented its preliminary analysis of a transaction to the Parent's Board of Directors, and DLJ was authorized to communicate to Goldman, Sachs & Co., the Company's financial advisor, Parent's preliminary ideas regarding a potential transaction.

    On April 24, 1997, Parent, through DLJ, submitted an oral initial indication of interest in acquiring the Company. The Executive Committee of the Board decided to raise for consideration by the full Board Parent's preliminary ideas regarding a potential transaction.

    On April 25, 1997, the Board met to consider the range of alternatives available to the Company, including the oral indication of interest it received from Parent. The Board, with the assistance of the Company's legal advisors and Goldman, Sachs & Co., reviewed strategic alternatives for the Company, including an analysis of different acquisition partners, the possibility of a sale of the Company or a merger-of-equals, the Company's prospects if the Company were to remain independent and other measures affecting the Company's capital base. The Board appointed a Special Committee consisting of three non-employee directors to consider these matters further, authorized the Special Committee to continue discussions with Parent, and authorized Goldman, Sachs & Co. to solicit in the market preliminary indications of interest from a limited number of other parties identified by the Board in consultation with Goldman, Sachs & Co. regarding a potential transaction involving the Company. Thereafter Parent was invited to conduct a due diligence investigation of the Company and to finalize an acquisition proposal to be submitted to the Company.

    During the week of April 28, 1997, Goldman, Sachs & Co. contacted a limited number of third parties with respect to a potential transaction involving the Company, as authorized by the Board.

    On May 3, 1997, a confidentiality agreement was executed and on May 3 and 4, 1997, various meetings, discussions and due diligence sessions occurred among Parent, the Company and their respective financial and legal advisors.

    On May 5, 1997, Parent and its legal and financial advisors met with representatives of the Company and its legal and financial advisors to negotiate the terms of the proposed Acquisition Agreement. Goldman, Sachs & Co. suggested that Parent consider improving the consideration offered in Parent's initial oral indication of interest.

    Discussions among the parties and their respective advisors continued through May 7, 1997.

    On May 8, 1997, the Board of Directors of Parent authorized Parent to enter into the Acquisition Agreement for the acquisition of all of the outstanding Shares for $27.00 per Share in cash.

    On May 7 and 8, 1997, the Board held meetings to review, with the advice and assistance of the Company's legal advisors and Goldman, Sachs & Co., the proposed Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Amalgamation. At such meetings, counsel to the Company reviewed the terms of the Acquisition Agreement and Goldman, Sachs & Co. reviewed with the Board the range of alternatives available to the Company previously discussed on April 25, 1997, including the results of Goldman, Sachs & Co.'s inquiries to other parties regarding a potential transaction involving the Company. Following a number of questions from, and discussion among, the directors of the Company, the Board, at the meeting held May 8, unanimously (i) approved the Acquisition Agreement and the transactions contemplated thereby,
(ii) determined that the Acquisition Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the Company's shareholders, and (iii) recommended that the Company's shareholders tender their Shares in the Offer and approve and adopt the Amalgamation.

    Immediately following the conclusion of the board meetings held on May 8, 1997, the parties thereto executed the Acquisition Agreement. The Company and Parent issued a joint press release on May 8, 1997. The Purchaser commenced the Offer on May 14, 1997.

    Reference is made to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 for a description of the matters considered by the Board in connection with its actions regarding the Acquisition Agreement and the Offer.

    10. ACQUISITION AGREEMENT; PURPOSE OF THE OFFER AND THE ACQUISITION, APPRAISAL RIGHTS AND OTHER MATTERS.

    THE ACQUISITION AGREEMENT. The following is a summary of the Acquisition Agreement, a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Acquisition Agreement.

    THE OFFER. The Acquisition Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the date of the initial public announcement of the execution and delivery of the Acquisition Agreement. The obligation of Parent and the Purchaser to consummate the Offer and to accept for payment and to pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. The Purchaser and Parent have agreed that, without the prior written consent of the Company, no change in the Offer may be made which decreases the Price Per Share payable in the Offer, reduces the number of Shares subject to the Offer, imposes any additional conditions to the Offer, reduces the percentage amount of the Minimum Condition to less than a majority of the outstanding Shares, changes the form of consideration payable in the Offer, or which amends or alters any other term of the Offer in a manner materially adverse to the holders of the Shares. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered pursuant to the Offer.

    THE AMALGAMATION. The Acquisition Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the Cayman Law, at the Effective Time, the Purchaser shall be amalgamated with and into the Company. As a result of the Amalgamation, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Company and will become a wholly owned subsidiary of Parent. Upon consummation of the Amalgamation, (i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by the Company or any of its subsidiaries, which shall be canceled) shall be cancelled, and the holder thereof shall be entitled to receive the Price Per Share and (ii) each option to acquire Shares ("Company Options") under the Share option plans of the Company (the "Company Plans") outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof shall be entitled to receive an amount in cash equal to (x) the product of the number of Shares covered by such Company Option multiplied by the Price Per Share minus (y) the option exercise price payable upon exercise of such option.

    Pursuant to the Acquisition Agreement, all ordinary shares, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become at the Effective time such number of newly issued shares of the Surviving Company.

    The Acquisition Agreement provides that the directors of the Purchaser and any additional individuals designated by Parent at the Effective Time shall be the initial directors of the Surviving Company and that the officers of the Surviving Company shall be the individuals then designated by Parent, each to hold offices in accordance with the applicable provisions of the Memorandum and Articles of Association of the Surviving Company and until their respective successors are duly elected or appointed and duly qualified. Except as may be designated by the Parent, immediately prior to the Effective Time, the current directors of the Company shall cease to be directors of the Company and shall not be directors of the Surviving Company. The Acquisition Agreement provides that the Memorandum and Articles of Association of the Company shall become the Memorandum and the Articles of Association of the Surviving Company and thereafter may be amended as provided by law.

    SPECIAL MEETING. The Acquisition Agreement provides that, if required by applicable law in order to consummate the Amalgamation, the Company, acting through the Board, shall, upon consummation of the Offer, in accordance with applicable law, (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action with respect to the Amalgamation; (ii) if required, file with the Commission under the Exchange Act a letter to shareholders, notice of meeting, proxy statement and form of proxy, or an information statement, as the case may be, to be distributed to shareholders in connection with the Amalgamation, including any schedules required to be filed with the Commission in connection therewith (the "Disclosure Statement") and use its best efforts to obtain and furnish the information required to be included by it in the Disclosure Statement and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the Disclosure Statement and any preliminary version thereof and cause the Disclosure Statement to be mailed to its shareholders at the earliest practicable time following the consummation of the Offer or at such other time as Parent shall direct following consultation with the Company; and (iii) include in the Disclosure Statement that the Board unanimously (a) has approved the Offer and the Amalgamation, (b) has determined that the Offer and the Amalgamation taken together are fair and in the best interests of the Company and its shareholders, and (c) recommends that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and adopt and approve the Amalgamation. Parent has agreed that, at the Special Meeting, all of the Shares then owned by Parent and the Purchaser will be voted in favor of the Amalgamation.

    COMPULSORY ACQUISITION OF MINORITY SHARES. The Acquisition Agreement provides that, in the event that, following the purchase of Shares pursuant to the Offer, Parent, the Purchaser and any other subsidiary of Parent shall own an aggregate of at least ninety percent (90%) of the outstanding Shares, at the request of Parent or the Purchaser, the Company, Parent and the Purchaser will take all necessary and appropriate action to effect the Compulsory Acquisition of those outstanding Shares not owned by Parent, Purchaser or any subsidiary of Parent, in accordance with Cayman Law.

    DESIGNATION OF DIRECTORS. The Acquisition Agreement provides that, promptly upon purchase by Parent or the Purchaser of such number of Shares that, together with the number of Shares currently owned by Parent or the Purchaser, represents at least a majority of the outstanding Shares and from time to time thereafter prior to the Effective Time, (i) Parent shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors, on the Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on the Board equal to the product of the number of directors on the Board and the percentage that such number of purchased Shares and Shares currently owned bears to the number of Shares outstanding, and (ii) the Company shall, upon request by Parent, promptly increase the size of the Board to the extent permitted by its Memorandum and Articles of Association and/ or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that until the Effective Time (or termination of the Acquisition Agreement) (x) the two members of the Board not otherwise affiliated with Parent or the Purchaser and not employees of the Company or any of its subsidiaries, who shall be designated by the Company, the Purchaser and Parent, or (y) any successor of either of them reasonably satisfactory to Parent and the Purchaser designated by such directors then in office (the "Independent Directors") shall be members of the Board, each of whom shall resign at the Effective Time or such termination; PROVIDED, FURTHER, that if a successor is not so designated after an Independent Director resigns or otherwise leaves office, Parent shall be entitled to designate a successor who meets the requirements of clause (x). At the request of Parent, the Company has agreed to take, at its expense, all action necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Pursuant to the Acquisition Agreement, at any time Parent's designees constitute a majority of the Board, Parent shall be entitled to designate all of the members of the Board of Directors of each subsidiary of the Parent, subject to Bermuda law. Prior to the Effective Time, following the election or appointment of Parent's designees, any amendment to the Acquisition Agreement, any termination of the Acquisition Agreement by the Company, any extension by the Company of the time for performance of any acts or obligations of Parent or the Purchaser, and any waiver of any of the Company's rights under the Acquisition Agreement requires the concurrence of the Independent Directors then in office.

    CONDUCT OF BUSINESS OF THE COMPANY. Pursuant to the Acquisition Agreement, the Company has covenanted and agreed that except as expressly contemplated by the Acquisition Agreement, during the period from the date of the Acquisition Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, conduct its operations according to their ordinary course of business consistent with past practice, and shall use all reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain all permits, licenses, and franchises from governmental entities required to conduct their businesses as now being conducted and to maintain satisfactory relationships with producers, brokers, insureds, suppliers, distributors, customers and others having business relationships with them and shall take no action which would materially adversely affect the ability of the Company, Parent or the Purchaser to consummate the transactions contemplated by the Acquisition Agreement (it being understood that the Company will discuss with Parent the implementation of the joint venture with Capital Re Corporation and the writing of any insurance thereby or thereunder). The Acquisition Agreement provides that, without limiting the generality of the foregoing, and except as otherwise expressly provided therein, prior to the Effective Time, the Company shall not nor shall it permit any of its subsidiaries to, without the prior written consent of Parent, directly or indirectly: (a) amend the Memorandum or Articles of Association of the Company or any organizational document of any of its subsidiaries; (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any securities of the Company or any of its subsidiaries, except pursuant to and in accordance with the terms of any Company Options outstanding on the date of the Acquisition Agreement; (c) split, combine or reclassify any shares of the Company or any of its subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any such shares or purchase, redeem or otherwise acquire any shares other than the dividend payable on May 27, 1997; (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money except pursuant to the Company's existing credit agreements in the ordinary course of the property catastrophe business to the extent required to pay properly documented claims, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person except in the ordinary course of its reinsurance business, consistent with past practices (except customary letters of credit issued in the ordinary course of business consistent with past practices), or (iii) make any loans, advances or capital contributions to, or investments in, any person; (e) (i) increase in any manner (including bonuses) the compensation of any director, officer or other employee of the Company or any of its subsidiaries; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any such director, officer or other employee; or (iv) become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, not in existence on the date of the Acquisition Agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date thereof; (f) except as required by the Acquisition Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into, any agreement in principle or any agreement with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of any assets or securities or any change in the capitalization of the Company or any of its subsidiaries (other than upon exercise of the Company Options outstanding on the date of the Acquisition Agreement) or, except for reinsurance agreements entered into in the ordinary course of business, consistent with past practice, any other material agreements, commitments or contracts or any amendment or modification thereof or any release or relinquishment of any material rights thereunder; (g) knowingly undertake any act, or suffer to exist any condition, causing any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated; (h) enter into any hedging, option, derivative or other similar transaction, except in the ordinary course of business consistent with past practices and following written notice to Parent; or (i) agree to do any of the foregoing.

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Acquisition Agreement provides that, from the date of the Acquisition Agreement until the Effective Time, the Company shall (x) give Parent and its authorized representatives (including counsel, consultants, financial advisors, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, (y) permit Parent to make such inspections as it may reasonably require and (z) cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request. Also, pursuant to the Acquisition Agreement, each of the Company, Parent and the Purchaser will hold and will use its best efforts to cause all of its employees and representatives and the employees and representatives of its subsidiaries to hold in strict confidence pursuant to the Confidentiality Agreement, dated as of April 28, 1997, between Parent and the Company (the "Confidentiality Agreement)" all documents and information furnished to the other in connection with the transactions contemplated by the Acquisition Agreement as if each such employee or representative were a party thereto.

    ACQUISITION PROPOSALS. Pursuant to the Acquisition Agreement, the Company has represented and warranted to, and covenanted and agreed with, Parent and the Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/ or consummation of the Acquisition Agreement. The Acquisition Agreement provides that the Company shall, and shall cause its subsidiaries and use its best efforts to cause its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives, to (a) immediately cease any existing discussions or negotiations with any person other than Parent or the Purchaser, (b) not solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information), directly or indirectly, any inquiries, proposals or offers from any such person relating to any acquisition or purchase of a material portion of the assets or business of, or any significant equity interest in (including by way of tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (collectively, an "Acquisition Transaction"), or (c) not negotiate, explore or otherwise communicate in any way, directly or indirectly, with any person other than Parent or the Purchaser with respect to any Acquisition Transaction or not enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/ or the Amalgamation or any other transaction contemplated by the Acquisition Agreement. The Acquisition Agreement provides, however, notwithstanding the foregoing, that prior to the purchase of Shares pursuant to the Offer, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and its subsidiaries) from a person other than the Purchaser or Parent (which proposal (I) is not subject to a financing condition and is from a person that Goldman, Sachs & Co. or another nationally recognized investment bank advises in writing is financially capable of consummating such proposal or
(II) is subject to financing, but is from a person that Goldman, Sachs & Co. or another nationally recognized investment bank advises in writing is financially capable of achieving such financing to consummate such proposal), (i) furnish or disclose non-public information to such person and (ii) negotiate, explore or otherwise communicate with such person, in each case only if and to the extent that (a) the Board determines reasonably and in good faith by a majority vote (after receipt of written advice of the Company's outside legal counsel that failing to take such action would, in all likelihood, constitute a breach of the fiduciary duties of the Board to the Company's shareholders under applicable law) that taking such action would, in all likelihood, lead to an Acquisition Transaction that, based upon the written advice of Goldman, Sachs & Co., is more favorable to the Company's shareholders than the Offer and Amalgamation and that failing to take such action would, in all likelihood, constitute a breach of fiduciary duties of the Board to the Company's shareholders under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of the parenthetical clause immediately preceding clause (i) and this clause (a), a "Superior Proposal"), (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments and (c) the Company advises Parent of all such non-public information delivered to such person concurrently with such delivery; PROVIDED, HOWEVER, that the Company shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company concurrently terminates the Acquisition Agreement in accordance with the terms hereof and pays any amounts required thereunder and (y) such agreement permits the Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to the Company, including as to fees and reimbursement of expenses, as those contained in the Acquisition Agreement. The Company shall promptly (but in any event within one day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of the Company's or any subsidiary's officers, directors, employees, investment bankers, attorneys or other agents or representative of any inquires or proposals relating to an Acquisition Transaction and any action taken pursuant thereto. The Company shall promptly provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the terms thereof. The Company shall, from time to time, promptly inform Parent of the status and content of any discussions regarding any Acquisition Transaction with a person other than Parent or the Purchaser. For the avoidance of doubt, the Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Parent has been given at least five business days notice prior to the entering into such agreement to match the terms of such agreement. The Company has obtained the agreement of each member of its Board of Directors and the board of directors of each of its subsidiaries and of its executive officers and investment bankers that each such person will comply with such provisions set forth herein as if it were a party to the Acquisition Agreement.

    EFFECT ON COMPANY OPTIONS AND AGREEMENTS. The Acquisition Agreement provides that the Company will use its best efforts (including, to the extent possible, by way of amendment to the Company Plans) so that, upon consummation of the Offer, each outstanding Company Option shall be canceled in exchange for an amount of cash equal to (x) the product of the number of Shares covered by such Company Option multiplied by the Price Per Share minus (y) the option exercise price payable upon exercise of such option.

    INDEMNIFICATION. Pursuant to the Acquisition Agreement, Parent shall cause the Surviving Company to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all losses, obligations, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with the transactions contemplated by the Acquisition Agreement) to the same extent and on the same terms and conditions provided for in the Company's Memorandum and Articles of Association in effect at the date of the Acquisition Agreement, to the extent permitted under applicable law (which terms and conditions shall not be amended in any manner which adversely affects any Indemnified Party for a period of six years, including provisions relating to advances of expenses incurred in the defense of any action or suit; PROVIDED, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of each such claim shall continue until final disposition of such claim). For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; PROVIDED, HOWEVER, that Parent or the Surviving Company shall not be obligated to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of the Acquisition Agreement, for all current directors' and officers' liability insurance policies maintained by the Company, which the Company represents and warrants to be $604,000 (the "Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Company shall cause to be maintained policies of insurance which, in the Surviving Company's good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. If the Surviving Company or any of its respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of the Surviving Company assumes all of the obligations of the Surviving Company, as the case may be, set forth herein.

    REASONABLE BEST EFFORTS. The Acquisition Agreement provides that, subject to its terms and conditions and applicable law, each of the Company, Parent and the Purchaser shall use reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate (including obtaining all material consents and making all material filings) under applicable laws and regulations to consummate and make effective the transactions contemplated by the Acquisition Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Acquisition Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, public filings, employees, brokers' fees, state antitakeover statutes, compliance with laws, legal proceedings, taxes, consents and approvals, and the absence of certain changes with respect to the Company since March 31, 1997.

    CONDITIONS TO THE AMALGAMATION. The Acquisition Agreement provides that the respective obligations of the Company, Parent and the Purchaser to effect the transactions contemplated therein shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (a) the Purchaser shall have purchased all Shares duly tendered and not withdrawn, pursuant to the terms of the Offer and subject to the terms thereof; (b) the Amalgamation shall have been approved by the affirmative vote of the Company's shareholders by the requisite vote in accordance with the Cayman Law and pursuant to the appropriate order of the court on the application of Company;
(c) the Amalgamation shall have been sanctioned by the court in accordance with the Cayman Law on the petition of the Court by the Company; (d) any required approval of the Minister of Finance under the Insurance Act 1978 of Bermuda and of the Registrar under the Cayman Law shall have been obtained; (e) there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Amalgamation, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the Cayman Islands, Bermuda or the United States; and (f) a copy of the order of the Court sanctioning the Amalgamation shall have been delivered to the Registrar for registration in accordance with the Cayman Law.

    TERMINATION; FEES.  The Acquisition Agreement provides that:

    (a) The Acquisition Agreement may be terminated, and the Offer and Amalgamation abandoned, at any time prior to the Effective Time, (i) by mutual written consent of Parent, the Purchaser and the Company; (ii) by Parent and the Purchaser or the Company (x) if any court of competent jurisdiction in the Cayman Islands, Bermuda or the United States or other Cayman Islands, Bermuda or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, not approving or otherwise prohibiting the Offer or the Amalgamation and such order, decree, ruling or other action is or shall have become final and nonappealable; PROVIDED, HOWEVER, that the party seeking to so terminate the Acquisition Agreement shall have used reasonable best efforts to remove or lift such order, decree or ruling or (y) if the conditions to consummation of the Amalgamation are not satisfied by March 31, 1998; (iii) by Parent and the Purchaser if the Purchaser shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) terminated the Offer or (z) failed to pay for Shares pursuant to the Offer by December 31, 1997 (unless, in any such case, such failure or termination results from a breach of any representation, warranty, covenant or agreement of Parent or the Purchaser);
(iv) by the Company if (A) the Purchaser shall have (x) failed to commence the Offer within five business days following the date of the initial public announcement of the Offer, (y) terminated the Offer, or (z) failed to pay for Shares pursuant to the Offer by December 31, 1997 (unless, in any such case, such failure or termination results from a breach of any representation, warranty, covenant or agreement of the Company), or (B) prior to the purchase of Shares pursuant to the Offer, Company shall, in compliance with "--ACQUISITION PROPOSALS" above, concurrently be entering into a definitive agreement with respect to a Superior Proposal; (v) by Parent and the Purchaser prior to the purchase of Shares pursuant to the Offer, if (A) there shall have been a breach of any representation or warranty (without giving effect to any materiality or similar qualifications contained therein) on the part of the Company having a Material Adverse Effect (as defined in the Acquisition Agreement), (B) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect which breach shall not have been cured within ten (10) days following written notice to the Company of such breach, (C) the Company shall engage in negotiations (in violation of the Acquisition Agreement) with any person other than Parent or the Purchaser that has proposed an Acquisition Transaction, (D) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Acquisition Agreement or the Amalgamation or shall have recommended a proposal with respect to an Acquisition Transaction, or shall have adopted any resolution to effect any of the foregoing, or (E) the Minimum Condition shall not have been satisfied by the Expiration Date and a third party shall have made and not withdrawn a proposal (information concerning which has been or is made publicly available) with respect to an Acquisition Transaction; or (vi) by the Company if

(x) there shall have been a breach of any representations or warranty (without giving effect to any materiality or similar qualifications contained therein) on the part of Parent or the Purchaser having a material adverse effect on the ability of Parent or the Purchaser to consummate the Offer or the Amalgamation or (y) there shall have been a breach of any covenant or agreement on the part of Parent or the Purchaser resulting in a material adverse effect on the ability of Parent or the Purchaser to consummate the Offer or the Amalgamation, which breach shall not have been cured within ten (10) days following written notice to Parent and the Purchaser of such breach.

    (b) In the event of the termination and abandonment of the Acquisition Agreement as described above, the Acquisition Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders, other than with respect to the Confidentiality Agreement and as described herein and in (c) below.

    (c) (i) Upon the termination of the Acquisition Agreement for any reason prior to the purchase of Shares by the Purchaser pursuant to the Offer (other than pursuant to (a)(i), (a)(ii) or (a)(vi) above), the Company shall reimburse Parent, the Purchaser and their affiliates (not later than one business day after request therefor) for all out-of-pocket fees and expenses (subject to a maximum amount of $2,000,000) reasonably incurred by any of them or on their behalf in connection with the Offer and the Amalgamation and the consummation of all other transactions contemplated by the Acquisition Agreement (including fees payable to financing sources, investment bankers, counsel to any of the foregoing and accountants); (ii) if (A) the Acquisition Agreement is terminated for any reason (other than pursuant to (a)(i), (a)(ii) or (a)(vi) above) and, not later than the first anniversary of such termination, the Company enters into an agreement with respect to an Acquisition Transaction, or an Acquisition Transaction occurs involving any person (or any affiliate thereof) other than Parent or the Purchaser (x) with whom the Company (or any of its agents or representatives) had communications with a view to an Acquisition Transaction,
(y) to whom the Company (or any of its agents or representatives) furnished information with a view to an Acquisition Transaction or (z) who had submitted a proposal or expressed an interest in an Acquisition Transaction, in any such case, prior to such termination or (B) Company terminates the Acquisition Agreement pursuant to (a)(iv)(B) above, the Company shall pay to Parent and the Purchaser, upon such entry into or such occurrence of an Acquisition Transaction in the case of (c)(ii)(A) above and immediately upon such termination in the case of (c)(ii)(B) above, a fee of $7,500,000 in cash, however, that the Company in no event shall be obligated to pay more than one such $7,500,000 fee with respect to all such agreements and occurrences and such termination; and (iii) except as specifically provided above, each party shall bear its own expenses in connection with the Acquisition Agreement and the transactions contemplated thereby, including the preparation, execution and performance of the Acquisition Agreement and the transactions contemplated thereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.

    PURPOSE OF THE OFFER AND THE ACQUISITION, APPRAISAL RIGHTS AND OTHER
MATTERS.

    PURPOSE OF THE OFFER. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Acquisition will be effected. The Purchaser currently does not intend to permit the Company to continue to pay dividends on the Shares until the Acquisition has been consummated, except that the Company may pay the $0.62 per Share dividend declared on April 25, 1997 and payable on May 27, 1997, to holders of record as of May 14, 1997. Upon consummation of the Offer, the Company will become a subsidiary of the Purchaser. For other related matters, see "--Other" below.

    COMPULSORY ACQUISITION. If, following the consummation of the Offer, the Purchaser has acquired at least ninety percent (90%) of the Shares then, subject to and in accordance with Cayman Law, the Purchaser currently intends, promptly and in no event later than two months after the expiration of four months from the commencement of the Offer, to give notice to each shareholder that has not tendered his or her Shares to the Purchaser pursuant to the Offer (a "Dissenting Shareholder") that it desires to acquire such Dissenting Shareholder's Shares pursuant to a Compulsory Acquisition, and if no Order (as defined herein under APPRAISAL RIGHTS) is obtained to the contrary, to acquire such Shares. A Compulsory Acquisition will not require any approval by the other shareholders of the Company. The Purchaser is making the Offer because the Purchaser believes that it is the means by which it will most likely be able to effect the Acquisition, while at the same time affording all other shareholders an equal opportunity to sell their Shares at the cash Price Per Share offered in the Offer. Schedule II sets forth, in their entirety, relevant provisions of Caymans Law.

    ACQUISITION THROUGH AMALGAMATION. If the Purchaser is not able to acquire all remaining Shares pursuant to a Compulsory Acquisition for any reason, then depending upon the results of the Offer and other relevant factors, the Purchaser currently intends to proceed with an Amalgamation under Section 85 of the Cayman Law, subject to receiving the necessary shareholder, regulatory and Court approvals in which case each Share would be converted into the right to receive the same Price Per Share in cash as those paid in the Offer. Under
Section 85 of the Cayman Law, except as otherwise described below, upon an application to the Cayman Islands Court by the Company and/or the Purchaser, the Court may order a meeting of the shareholders of the Company to approve and adopt the Amalgamation. At such meeting, the affirmative vote of the holders of seventy-five percent (75%) of each class of the Shares eligible to vote thereon is required to approve and adopt the Amalgamation. Upon a subsequent application to the Court, the adopted and approved the Amalgamation shall, if sanctioned by the Court, be binding on all shareholders of the Company. The Court may make provisions for such incidental, consequential, and supplemental matters as are necessary to secure that the Amalgamation is fully and effectively carried out. Under the Acquisition Agreement, the Purchaser will be obligated to vote its Shares in favor of the Amalgamation. Schedule II sets forth, in their entirety, relevant provisions of Caymans Law.

    OTHER. If the Purchaser (a) is not able to acquire all remaining Shares pursuant to a Compulsory Acquisition for any reason, and (b) is not able to effect the Amalgamation for any reason, the Purchaser will explore other alternatives to complete the Acquisition, including any or all of the following: the Purchaser may seek to acquire either additional Shares or the entire remaining equity interest in the Company, and the Purchaser may seek to pursue other transactions with the Company and/or its subsidiaries, which may include extraordinary corporate transactions such as a reorganization, liquidation, reincorporation to a jurisdiction that permits mergers or amalgamations, reverse stock split, or sale or transfer of some or all of the Company's assets, including the capital stock of Global.

    Although the Purchaser currently has no plans or proposals with respect to such other means, future Share acquisitions may be by means of open market or privately negotiated purchases, or otherwise. Such transactions might involve the exchange of cash or securities of the Purchaser and/or Parent, or some combination of cash and securities, and may be on terms and at prices more or less favorable than those of the Offer.

    The Purchaser and/or Parent may also choose to purchase some or all of the assets of the Company, including the capital stock of Global. Such purchase may require a vote of the Board and, if necessary, a vote of the shareholders of the Company. The Purchaser, as a holder of a majority of Shares at such a meeting, may be able, on its own, to effect such shareholder approval, if such approval is necessary or is otherwise sought. Such a proposed transaction may have the effect of reorganizing the Company in a manner similar to the Amalgamation.

    The decision to enter into such future transactions and the forms they might take will depend upon whether such transactions are in the best interests of Parent and relevant legal considerations and circumstances then existing, including the financial resources of the Purchaser and Parent and the business, tax and accounting objectives of the Purchaser and Parent, the performance of the Shares in the market, if any, the availability and alternative uses of funds, money market and stock market conditions and general economic conditions. The Purchaser and/or Parent also may engage in certain of such transactions during the period following the expiration or termination of the Offer and prior to any Compulsory Acquisition.

    The Purchaser and Parent intend to continue to evaluate the business and operations of the Company on an ongoing basis and may determine to engage in one or more of the foregoing or other transactions with the Company in the future.

    Upon the conclusion of the Offer, the Purchaser intends to seek to remove, or cause the Company to seek resignations from, members of the current Board, have persons designated by the Purchaser elected or appointed to the Board, and may reduce or increase the size of the Board. The Purchaser currently does not intend to permit the Company to continue to pay dividends on the Shares until the Acquisition has been consummated, except that the Company may pay the $0.62 per Share dividend declared on April 25, 1997 and payable on May 27, 1997, to holders of record as of May 14, 1997. See Section 10.

    It is the present intention of the Purchaser to seek to cause the Company to make a certification to effect termination of registration of the Shares under the Exchange Act as soon as practicable after the consummation of the Offer. It is also the present intention of the Purchaser to cause the Company to seek to delist the Shares from Nasdaq as soon as practicable after the consummation of the Offer. If the Company does terminate registration under the Exchange Act and/or delist the Shares from trading on Nasdaq, the liquidity of the Shares will be severely and adversely affected. See Section 12.

    If the Acquisition is consummated, the shareholders of the Company other than the Purchaser and its affiliates will no longer have an equity interest in the Company and therefore will not share in the Company's future earnings and growth, if any. Additionally, Parent will, in effect, have a 100% interest in the net book value and net earnings of the Company, and be entitled to all benefits resulting from such interest. These benefits include complete management and investment discretion regarding the future conduct of the Company's business, all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent also will, in effect, bear the risk of any losses incurred by the Company's operations or any decrease in the value of the Company.

    The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Amalgamation. However, Rule 13e-3 would be inapplicable if the Amalgamation is consummated within one year after the purchase of the Shares pursuant to the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

    APPRAISAL RIGHTS. None of the Cayman Law, the Company's Articles of Association, the Company's Memorandum of Association, nor the Offer provides for appraisal rights or other similar rights. Appraisal rights will not be voluntarily provided by the Company or the Purchaser.

    Under Section 86(1)(e) of the Cayman Law, if the Company has made an application to the Cayman Islands Court for the sanctioning of the Amalgamation, and it is shown to the Court that the Amalgamation has been proposed for the purpose of an amalgamation of the Purchaser and the Company, and that under the Amalgamation all of the property of the Company is to be transferred to the Surviving Company, the Court may make provision for any person who, within such time and such manner as the Court directs, dissents from the Amalgamation.

    Under Section 87(1) of the Cayman Law, if the Purchaser acquires (or receives unconditional acceptances of the Offer in respect of) at least ninety percent (90%) of the Shares within four months after the commencement of the Offer, then it may give notice (the "Notice") at any time within two months following the expiration of the four-month period to any Dissenting Shareholder that it desires to acquire the Shares held by such Dissenting Shareholder, on the same terms as the Offer. Each Dissenting Shareholder will then have one month to make an application to the Cayman Islands Court for an order (an "Order") preventing the Purchaser from so acquiring his Shares. If such application is not timely made or if an Order is not obtained by such Dissenting Shareholder, then the Purchaser would become entitled to acquire such Dissenting Shareholder's Shares upon transmission of a copy of the Notice to the Company and payment of the Per Share Price to the Company, at which point the Company would be required to register the Purchaser as the holder of those Shares. Any sums paid to the Company in respect of Shares to be acquired from Dissenting Shareholders pursuant to a Compulsory Acquisition under
Section 87 are required to be held by the Company in trust for such Dissenting Shareholders.

    11. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all of the Shares (other than Shares owned by Parent and its subsidiaries) pursuant to the Offer and the Amalgamation and to pay related fees and expenses is estimated to be approximately $656.3 million. The Purchaser expects to obtain such funds from Parent. Parent will obtain such funds from a combination of cash on hand, liquidation of certain investments and bank borrowings. The consummation of the Offer and Amalgamation is not conditioned on obtaining financing.

    12. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public.

    The extent of the public market for the Shares and, according to the published guidelines of the National Association of Securities Dealers, Inc., the continued trading of the Shares on Nasdaq, after commencement of the Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on Nasdaq is discontinued, the liquidity of and market for the Shares would be adversely affected. Parent and the Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Price Per Share.

    The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

    The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Amalgamation, the registration of the Shares under the Exchange Act will be terminated following consummation of the Amalgamation.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on Nasdaq.

    13. DIVIDENDS AND DISTRIBUTIONS. The Acquisition Agreement provides that the Company shall not, between the date of the Acquisition Agreement and the Effective Time of the Amalgamation, without the prior written consent of Parent,
(a) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into shares of any class of capital stock of the Company, except pursuant to and in accordance with the terms of currently outstanding options; or (b) split, combine or reclassify any shares of capital stock of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of the Company or purchase, redeem or otherwise acquire any shares of the Company's capital stock or that of any of the Company's subsidiaries, except that the Company may set aside for payment, and pay a quarterly dividend of $0.62 per Share on May 27, 1997, to shareholders of record on May 14, 1997. See Sections 6 and 10. If, however, the Company should, while the Offer is outstanding, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than pursuant to outstanding options to purchase Shares), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Acquisition Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change, acquisition, reduction, issuance or sale.

    If, on or after May 8, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer (other than a quarterly dividend of $0.62 per Share for which the Company may set aside payment, and pay, on May 27, 1997, to shareholders of record on May 14, 1997) then, without prejudice to Purchaser's rights under Section 14, (i) the Price Per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Acquisition Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, and may postpone the acceptance for payment of or payment for tendered Shares and may terminate or amend the Offer if in the Purchaser's judgment (i) the Minimum Condition shall not have been satisfied, or (ii) any of the following shall exist or occur:

    (a) (x) there shall be instituted or pending any action or proceeding, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, promulgated, entered, enforced, amended or made applicable to the Purchaser or Parent or any of their affiliates or to the Offer or the Amalgamation by or before any Cayman Islands, Bermuda, United States or other government or governmental, regulatory or administrative authority or agency or by or before any court or tribunal, (i) challenging or restricting the acquisition by the Purchaser or any affiliate of the Purchaser, in whole or in part, of the Shares, seeking, directly or indirectly, to restrain, materially delay or prohibit the making or consummation of the Offer or seeking to obtain any material damages or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Amalgamation, (ii) seeking to prohibit, restrict or limit the ownership or operation by the Purchaser or Parent or any of their affiliates of all or any material portion of its or the Company's business or assets, or to compel the Purchaser or Parent or any of their affiliates to dispose of or hold separate all or any material portion of its or the Company's business or assets as a result of the Offer or the Amalgamation, (iii) making the purchase of, or payment for, some or all of the Shares illegal, (iv) seeking to impose limitations on the ability of the Purchaser or Parent or any of their affiliates effectively to acquire, hold or exercise rights of ownership of any Shares now owned or hereafter purchased or to be purchased, including the right to vote with respect to, such Shares on any matter properly presented to the shareholders of the Company, (v) imposing any material limitations on the ability of the Purchaser or Parent or any of their affiliates effectively to acquire, operate or hold, or require Parent, the Purchaser or the Company or any of the respective subsidiaries to dispose of or hold separate, in any material respect the business and operations of the Company, or (vi) restricting any material future business activity by Parent, the Purchaser or the Company or any of their respective subsidiaries or (y) any necessary approvals by any government or governmental, regulatory or administrative authority or agency necessary to consummate the Offer shall not have been obtained;

    (b) any fact or circumstance exists or will have occurred that has a material adverse effect on the business, operations, assets, condition (financial or other), prospects or results of operations of the Company and its subsidiaries taken as a whole;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, or on Nasdaq or otherwise in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority or agency, or any other event which would significantly affect the extension of credit by banks or other lending institutions in the United States, (v) any imposition of currency controls in the United States or a material change in exchange rates or a suspension of, or material limitation on, the markets therefor, or (vi) in the case of any of the foregoing existing at the time of commencement of the Offer, any material worsening or acceleration thereof;

    (d) it shall have been publicly disclosed after the date of the Acquisition Agreement or Parent or the Purchaser shall have learned or become aware that any person (including the Company or any of its subsidiaries or affiliates), or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired (including by the formation of any groups) 5.0% or more of any class or series of shares of the Company (including the Shares) or its subsidiaries or shall have been granted any option or right to acquire 5.0% or more of any class or series of shares of the Company (including the Shares) or its subsidiaries, other than acquisitions of Shares for bona fide arbitrage positions, and such person or group shall not have tendered (and not withdrawn) all of the Shares owned beneficially or of record by it at or prior to the Expiration Date;

    (e) the representations and warranties (without giving effect to any materiality or similar qualifications contained therein) made by the Company in the Acquisition Agreement shall have failed to be true and correct on the date of the Acquisition Agreement or on the Expiration Date as though such representations and warranties had been made at and on such dates (other than representations and warranties expressly made as of a specific other date), except for such failures which, individually or in the aggregate, would not have a material adverse effect on the business, operations, assets, condition (financial or other), prospects or results of operations of the Company and its subsidiaries taken as a whole; or

    (f) the Acquisition Agreement shall be terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent or any of their affiliates or may be waived by any of them in whole or in part at any time and from time to time in their sole discretion. See Section 10 for a full description of the Purchaser's ability to amend the Offer. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time for so long as such right exists.

    15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein, except for certain approvals necessary under the laws and regulations of Bermuda applicable to the direct or indirect acquisition of Global.

    Should any such approval or other action be required, it is presently contemplated such approval or other action would be sought. Should any such approval or other action be required there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction and Section 14 for a description thereof.

    TAKEOVER LAWS. For a discussion of the Cayman Law provisions to be used in the Amalgamation, see Section 10. The Purchaser does not believe that any state takeover statutes apply to the Offer or the Amalgamation and has not attempted to comply with any state takeover statutes in connection with the Offer or the Amalgamation. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Amalgamation and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Amalgamation, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Amalgamation, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    16. CERTAIN FEES AND EXPENSES. Donaldson, Lufkin & Jenrette Securities Corporation is acting as the Dealer Manager in connection with the Offer and as financial advisor to Parent and the

Purchaser in connection with the Acquisition for which it will receive reasonable and customary fees. In addition, Parent has agreed to reimburse the Dealer Manager for its reasonable expenses, and has agreed to indemnify the Dealer Manager against certain liabilities and expenses, including certain liabilities under the federal securities laws. The Dealer Manager has in the past provided investment banking services to Parent, for which it has received customary fees.

    Georgeson and Company Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    In addition, ChaseMellon Shareholder Services, L.C.C. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

    17. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdictions.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 7 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          EXEL ACQUISITION LTD.

May 14, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

                                     PARENT

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is EXEL Limited, Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda. In addition, except as otherwise noted, each director and executive officer of Parent (a) is a United States citizen and (b) has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.

                                                            PRINCIPAL OCCUPATION AND MATERIAL
                                                            OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS                    EMPLOYMENT FOR THE PAST FIVE YEARS, SHARE OWNERSHIP, CITIZENSHIP
---------------------------------------  ------------------------------------------------------------------------

Michael P. Esposito, Jr.*..............  Chairman of the Board since April 1995 and a Director of Parent since
                                         1986. Mr. Esposito has been a partner of Inter-Atlantic Securities
                                         Corporation since June 1995. Mr. Esposito served as Chief Corporate
                                         Compliance, Control and Administration Officer of The Chase Manhattan
                                         Corporation from 1991 to 1995, having previously served as Executive
                                         Vice President and Chief Financial Officer from 1987 to 1991. Mr.
                                         Esposito serves as a director of Mid Ocean Limited, Risk Capital
                                         Holdings, Inc. and Forest City Enterprises. Mr. Esposito beneficially owns 16,500 Shares.

Brian M. O'Hara*.......................  President and Chief Executive Officer of Parent since 1994 and a
                                         Director of Parent since 1986, having previously served as Vice Chairman of Parent from 1987 to 1994. He has also served as Chairman and Chief
                                         Executive Officer of X.L. Insurance Company, Ltd. since December 1995, having served as Chairman, President and Chief Executive Officer from
                                         1994, as President and Chief Executive Officer from 1992, and as
                                         President and Chief Operating Officer from 1986. Mr. O'Hara also serves as a director of Mid Ocean Limited.

Robert Clements*.......................  Director of Parent since 1986. Mr. Clements served as Chairman of Marsh
                                         & McLennan Risk Capital Corp. from 1994 to 1996. He served as President of Marsh & McLennan Companies, Inc. from 1992 to 1994 and has been a director of Marsh & McLennan Companies, Inc. since 1981. He previously served as President and Chairman of the Board of Marsh and McLennan,
                                         Incorporated from 1985 and 1988, respectively. Mr. Clements also serves as Chairman and a director of Risk Capital Holdings, Inc., the parent company of Risk Capital Reinsurance Company. Taracay Investors Company,
                                         of which Mr. Clements is the managing partner, beneficially owns 10,700
                                         Shares.

                                                            PRINCIPAL OCCUPATION AND MATERIAL
                                                            OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS                    EMPLOYMENT FOR THE PAST FIVE YEARS, SHARE OWNERSHIP, CITIZENSHIP
---------------------------------------  ------------------------------------------------------------------------
Gilbert Gould*.........................  Director of Parent since 1987. Mr. Gould has served as Manager of
                                         Financial Services for Southern California Edison Company since 1993. He previously served as Manager of Insurance for Southern California Edison
                                         Company from 1984 to 1993.

Ian R. Heap*...........................  Director of Parent since 1987 and was Chairman of the Board of Parent from 1988 to 1992. He was President and Chief Executive Officer of
                                         Parent and X.L. Insurance Company, Ltd. from 1987 to 1988. From 1992 to
                                         1993 he served as President and Chief Executive Officer of Mid Ocean
                                         Reinsurance Company Ltd. Mr. Heap also serves as a director of Risk
                                         Capital Holdings, Inc.

John Loudon*...........................  Director of Parent since 1992. Mr. Loudon has been Chairman of
                                         Caneminster Ltd., a British investment company, since 1991 and previously served as Chairman of Warrior International Limited from 1988 to 1991. Mr. Loudon also serves as a director of Tambrands Inc.,
                                         Heineken N.V., Derby Trust plc, BNB Resources plc, Ocean Group plc, and
                                         Alex. Brown & Sons (Holdings) Ltd. Mr. Loudon is a citizen of The
                                         Netherlands.

Robert S. Parker*......................  Director of Parent since 1991. Dr. Parker has been Dean of the School of
                                         Business Administration at Georgetown University since 1986. Dr. Parker also serves as a director of Back Bay Restaurant Group, Inc.

Cyril Rance*...........................  Director of Parent since 1990. Mr. Rance served as President and Chief
                                         Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from
                                         1985 to 1990. Mr. Rance is a citizen of Bermuda.

Alan Z. Senter*........................  Director of Parent since 1986. Mr. Senter served as Executive Vice
                                         President and Chief Financial Officer of Nynex Corporation from 1994 to
                                         1996. Mr. Senter served as Principal of Senter Associates, a financial advisory company, from 1993 to 1994. Mr. Senter served as a director and
                                         Executive Vice President and Chief Financial Officer of International
                                         Specialty Products and GAF Corporation from 1992 to 1993. Mr. Senter previously served as the Vice President and Senior Financial Officer of
                                         Xerox Corporation from 1990 to 1992.

John T. Thornton*......................  Director of Parent since 1988. Mr. Thornton has served as Executive Vice
                                         President and Chief Financial Officer of Norwest Corporation since 1987.

Ellen E. Thrower*......................  Director of Parent since December 1995. Dr. Thrower has been President and Chief Executive Officer of The College of Insurance since 1988.

                                                            PRINCIPAL OCCUPATION AND MATERIAL
                                                            OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS                    EMPLOYMENT FOR THE PAST FIVE YEARS, SHARE OWNERSHIP, CITIZENSHIP
---------------------------------------  ------------------------------------------------------------------------
John Weiser*...........................  Director of Parent since 1986. Mr. Weiser served as Senior Vice
                                         President and director of Bechtel Group, Inc. from 1980 to 1996 and continues as a director thereof. Mr. Weiser also served as President of
                                         Bechtel Enterprises, Inc. from 1988 to 1992 and as General Counsel of
                                         Bechtel Group, Inc. from 1980 to 1988 and from 1992 to 1994.

James J. Ansaldi.......................  Senior Vice President of X.L. Insurance Company, Ltd. since 1988.

K. Bruce Connell.......................  Executive Vice President and Chief Underwriting Officer of X.L.
                                         Reinsurance Company, Ltd. since December 1995, having previously served as Senior Vice President of X.L. Insurance Company, Ltd. from 1990 to
                                         1995.

Robert J. Cooney.......................  Executive Vice President of Parent since March 1995 and President and
                                         Chief Operating Officer of X.L. Insurance Company, Ltd. since December
                                         1995, having previously served as Executive Vice President and Chief
                                         Underwriting Officer of X.L. Insurance Company, Ltd. from 1992, and as a
                                         Senior Vice President from 1987.

Paul S. Giordano.......................  Senior Vice President and General Counsel of Parent since 1997. Prior to joining Parent, Mr. Giordano was in private practice in New York and
                                         London with the law firms of Clifford Chance from 1993 to 1996 and
                                         Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993.

Brian G. Walford.......................  Executive Vice President of Parent and X.L. Insurance Company, Ltd.
                                         since 1991 and Chief Financial Officer of Parent since 1990. Mr. Walford has been Secretary of Parent since 1991 and X.L. Insurance Company, Ltd.
                                         since 1990. Mr. Walford previously served as Chief Financial Officer of
                                         X.L. Insurance Company, Ltd. from 1990 to 1996 and as Senior Vice
                                         President of Parent and X.L. Insurance Company, Ltd. from 1988 to 1991.
                                         Mr. Walford beneficially owns Shares. Mr. Walford is a citizen of the
                                         United Kingdom.

                                 THE PURCHASER

    Set forth below are the name, business address and present position with the Purchaser, principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Purchaser. Each such person is a United States citizen. Except as otherwise noted, the business address of each such person is Exel Acquisition Ltd., c/o EXEL Limited, Cumberland House, One Victoria Street, Hamilton HM 11, Bermuda. In addition, except as otherwise noted, each director and executive officer of the Purchaser (a) is a United States citizen and (b) has been employed in his or her present principal occupation listed below during the last five years. Directors of the Purchaser are indicated by an asterisk.

                                                            PRINCIPAL OCCUPATION AND MATERIAL
                                                            OCCUPATIONS, POSITIONS, OFFICES OR
NAME AND BUSINESS ADDRESS                    EMPLOYMENT FOR THE PAST FIVE-YEARS, SHARE OWNERSHIP, CITIZENSHIP
---------------------------------------  ------------------------------------------------------------------------

Brian M. O'Hara*.......................  Director and President of the Purchaser since its inception. President and Chief Executive Officer of Parent since 1994 and a Director of
                                         Parent since 1986, having previously served as Vice Chairman of Parent from 1987 to 1994. He has also served as Chairman and Chief Executive
                                         Officer of X.L. Insurance Company, Ltd. since December 1995, having served as Chairman, President and Chief Executive Officer from 1994, as
                                         President and Chief Executive Officer from 1992, and as President and
                                         Chief Operating Officer from 1986. Mr. O'Hara also serves as a director of Mid Ocean Limited.

Brian G. Walford*......................  Director and Secretary of the Purchaser since its inception. Executive
                                         Vice President of Parent and X.L. Insurance Company, Ltd. since 1991 and
                                         Chief Financial Officer of Parent since 1990. Mr. Walford has been
                                         Secretary of Parent since 1991 and X.L. Insurance Company, Ltd. since
                                         1990. Mr. Walford previously served as Chief Financial Officer of X.L.
                                         Insurance Company Ltd. from 1990 to 1996 and as Senior Vice President of
                                         Parent and X.L. Insurance Company, Ltd. from 1988 to 1991. Mr. Walford beneficially owns Shares. Mr. Walford is a citizen of the United
                                         Kingdom.

Michael P. Esposito, Jr.*..............  Director of the Purchaser since its inception. Chairman of the Board since April 1995 and a Director of Parent since 1986. Mr. Esposito has been a partner of Inter-Atlantic Securities Corporation since June 1995.
                                         Mr. Esposito served as Chief Corporate Compliance, Control and
                                         Administration Officer of The Chase Manhattan Corporation from 1991 to
                                         1995, having previously served as Executive Vice President and Chief
                                         Financial Officer from 1987 to 1991. Mr. Esposito serves as a director of Mid Ocean Limited, Risk Capital Holdings, Inc. and Forest City
                                         Enterprises. Mr. Esposito beneficially owns 16,500 Shares.

                                  SCHEDULE II
                  CAYMAN ISLANDS COMPANIES LAW (1995 REVISION)

SECTION 85.

    (1) Where a compromise or arrangement is proposed between a company and its creditors or any class of them, or between the company and its members or any class of them, the Court may, on the application of the company or of any creditor or member of the company, or where a company is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members of the company or class of members, as the case may be, to be summoned in such manner as the Court directs.

    (2) If a majority in number representing seventy-five percent in value of the creditors or class of creditors, or members or class of members, as the case may be, present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors or the class of creditors, or on the members or class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company.

    (3) An order made under subsection (2) shall have no effect until a copy of the order has been delivered to the Registrar for registration, and a copy of every such order shall be annexed to every copy of the memorandum of association of the company issued after the order has been made, or, in the case of a company not having a memorandum, of every copy so issued of the instrument constituting or defining the constitution of the company.

    (4) If a company makes default in complying with subsection (3), the company and every officer of the company who is in default shall be liable to a fine of two dollars for each copy in respect of which default is made.

    (5) In this section the expression "company" means any company liable to be wound up under this Law and the expression "arrangement" includes a reorganisation of the share capital of the company by the consolidation of shares of different classes or by the division of shares into shares of different classes or by both those methods.

SECTION 86.

    (1) Where an application is made to the Court under section 85 for the sanctioning of a compromise or arrangement proposed between a company and any such persons as are specified in that section, and it is shown to the Court that the compromise or arrangement has been proposed for the purpose of or in connection with a scheme for the reconstruction of any company or companies or the amalgamation of any two or more companies, and that under the scheme the whole or any part of the undertaking or the property of any company concerned in the scheme (in this section referred to as "a transferor company") is to be transferred to another company (in this section referred to as "the transferee company") the Court, may either by the order sanctioning the compromise or arrangement or by any subsequent order make provision for--

        (a) the transfer to the transferee company of the whole or any part of the undertaking and of the property or liabilities of any transferor company;

        (b) the allotting or appropriation by the transferee company of any shares, debentures, policies, or other like interests in that company which under the compromise or arrangement are to be allotted or appropriated by that company to or for any person;

        (c) the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company;

        (d) the dissolution, without winding up, of any transferor company;

        (e) the provisions to be made for any person who within such time and in such manner as the Court directs dissent from the compromise or arrangement; and

        (f) such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation is fully and effectively carried out.

    (2) Where an order under this section provides for the transfer of property or liabilities, that property shall, by virtue of the order, be transferred to and vest in, and those liabilities shall, by virtue of the order, be transferred to and become the liabilities of, the transferee company, and any such property shall, if the order so directs, be freed from any charge which is, by virtue of the compromise or arrangement, to cease to have effect.

    (3) Where an order is made under this section, every company in relation to which the order is made shall cause a copy thereof to be delivered to the Registrar for registration within seven days after the making of the order, and if default is made in complying with this subsection, the company and every officer of the company who is in default shall be liable to a default fine.

    (4) In this section--

        "property" includes property, rights and powers of every description;

        "liabilities" includes duties; and

        "transferee company" means any company or body corporate established in the Islands or in any other jurisdiction.

SECTION 87.

    (1) Where a scheme or contract involving the transfer of shares or any class of shares in a company (in this section referred to as "the transferor company") to another company, whether a company within the meaning of this Law or not (in this section referred to as "the transferee company") has, within four months after the making of the offer in that behalf by the transferee company, been approved by the holders of not less than ninety percent in value of the shares affected, the transferee company may, at any time within two months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such a notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given, the Court thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

    (2) Where a notice has been given by the transferee company under this section and the Court has not, on an application made by the dissenting shareholder, ordered to the contrary, the transferee company shall, on the expiration of one month from the date on which the notice has been given or, if an application to the Court by the dissenting shareholder is then pending, after that application has been disposed of, transmit a copy of the notice to the transferor company and pay or transfer to the transferor company the amount or other consideration representing the price payable by the transferee company for the shares which by virtue of this section that company is entitled to acquire, and the transferor company shall thereupon register the transferee company as the holder of those shares.

    (3) Any sums received by the transferor company under this section shall be paid into a separate bank account, and any such sums and any other consideration so received shall be held by that company on trust for the several persons entitled to the shares in respect of which the said sum or other consideration were respectively received.

    (4) In this section--

        "dissenting shareholder" includes a shareholder who has not assented to the scheme or contract and any shareholder who has failed or refused to transfer his shares to the transferee company, in accordance with the scheme or contract.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          By Hand:                       By Mail:                  Overnight Delivery:
   ChaseMellon Shareholder        ChaseMellon Shareholder        ChaseMellon Shareholder
      Services, L.L.C.               Services, L.L.C.               Services, L.L.C.
        120 Broadway                   P.O. Box 3301               85 Challenger Road
         13th Floor             South Hackensack, NJ 07606           Mail Drop-Reorg
     New York, NY 10271                                         Ridgefield Park, NJ 07660
                                                               Attn: Reorganization Dept.

                        OUR FAX NUMBER IS: 201-329-8936
                  OUR FAX CONFIRMATION NUMBER IS: 201-296-4860

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [Georgeson LOGO]

                               Wall Street Plaza
                            New York, New York 10005

            Banks and Brokerage Firms, Call Toll-Free (800) 445-1790

                    All Others Call Toll-Free (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION

                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                          CALL COLLECT (212) 892-7700